Exhibit 99.1

Investor Inquiries:

Anthony C. Weagley

President &

Chief Executive Officer

(908) 206-2886

Center Bancorp, Inc. Reports First Quarter 2014 Earnings

UNION, N.J., April 24, 2014 (GLOBE NEWSWIRE) – Center Bancorp, Inc. (NASDAQ: CNBC) (the “Corporation” or “Center”), parent company of Union Center National Bank (“UCNB” or the “Bank”), today reported operating results for the first quarter ended March 31, 2014. Net income available to common stockholders amounted to $4.4 million, or $0.27 per fully diluted common share, for the quarter ended March 31, 2014, compared with net income available to common stockholders of $4.9 million, or $0.30 per fully diluted common share, for the quarter ended March 31, 2013.

Net income available to common stockholders, excluding merger-related expenses for the pending merger with ConnectOne Bancorp, announced January 21, 2014, of approximately $1.1 million pre-tax or $703,000 post-tax, was $5.1 million or $0.31 per fully diluted common share for the quarter ended March 31, 2014.

	For the Three Months Ended
(dollar in thousands, except share data, unaudited)	3/31/2014	12/31/2013	3/31/2013
Net income available to common stockholders	$4,370	$4,955	$4,868
Net income available to common stockholders, excluding merger-related expenses (1)	5,073	4,955	4,868
Earnings per common share - diluted	$0.27	$0.30	$0.30
Earnings per common share, excluding merger-related expenses – diluted (1)	$0.31	$0.30	$0.30

(1)	Adjusted for the merger-related expenses in the period of $1.1 million (pre-tax) or $703,000 (post-tax).

“Overall 2014 has unfolded with a strong first quarter, net of the reported acquisition costs for the pending merger with ConnectOne Bank. The Corporation reported 18.8 percent commercial loan growth, 4.5 percent deposit growth, flat operating expense (excluding merger-related expenses) and continued strong asset quality compared to March 31, 2013. The continued momentum in expanding our franchise and client base with continued emphasis on the loan segments positions the balance sheet for further earnings momentum in 2014. Our actions, supported by our earnings performance and strategic growth, create incremental shareholder value,” said Anthony C. Weagley, President & Chief Executive Officer of Union Center National Bank.

Highlights for the quarter include:

•	Strong balance sheet with strong credit quality compared to prior year.

•	3.28 percent tax equivalent annualized net interest margin, compared to 3.28 percent in the linked sequential quarter.

•	3.8 percent average earning asset growth in 2014.

•	12.3 percent total loan growth in 2014 compared to March 31, 2013.

•	4.5 percent deposit growth in 2014 compared to March 31, 2013.

•	4.5 percent non-interest bearing deposit growth in 2014 compared to March 31, 2013.

•	Non-performing assets (NPA’s) of $3.9 million were 0.23 percent of total assets at March 31, 2014, compared to $4.2 million or 0.26 percent at March 31, 2013 and $3.4 million or 0.20 percent at December 31, 2013. The allowance for loan losses as a percentage of total non-performing loans was 291.6 percent at March 31, 2014 compared to 390.7 percent at March 31, 2013 and 329.4 percent at December 31, 2013.

•	The Tier 1 leverage capital ratio was 9.79 percent at March 31, 2014, compared to 9.31 percent at March 31, 2013, and 9.69 percent at December 31, 2013, exceeding regulatory guidelines in all periods.

•	Tangible book value per common share rose to $8.90 at March 31, 2014, compared to $8.36 at March 31, 2013 and $8.58 at December 31, 2013.

•	The efficiency ratio for the first quarter of 2014 on an annualized basis was 48.1 percent as compared to 48.5 percent in the first quarter of 2013 and 46.6 percent in the fourth quarter of 2013.

•	Deposits increased $57.7 million to $1.34 billion at March 31, 2014 from $1.28 billion at March 31, 2013.

Selected Financial Ratios
(unaudited; annualized where applicable)

	Adjusted for Merger Related Expenses
As of or for the quarter ended:	3/31/14	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Return on average assets (a)	1.22%	1.05%	1.20%	1.23%	1.22%	1.23%
Return on average equity (a)	11.78%	10.16%	11.85%	12.53%	11.84%	12.09%
Net interest margin (tax equivalent basis)	3.28%	3.28%	3.29%	3.31%	3.28%	3.31%
Loans / deposits ratio	73.70%	73.70%	71.61%	72.85%	70.48%	68.60%
Stockholders’ equity / total assets (a)	10.41%	10.37%	10.08%	10.04%	10.04%	10.23%
Efficiency ratio (1)	48.1%	48.1%	46.6%	45.8%	47.0%	48.5%
Book value per common share (a)	$9.97	$9.93	$9.61	$9.40	$9.17	$9.39
Return on average tangible equity (1) (a)	13.05%	11.25%	13.16%	13.98%	13.17%	13.49%
Tangible common stockholders’ equity / tangible assets (1) (a)	8.83%	8.78%	8.48%	8.42%	8.38%	8.58%
Tangible book value per common share (1) (a)	$8.95	$8.90	$8.58	$8.37	$8.14	$8.36

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release, and calculations for the “Adjusted for Merger Related Expenses” for the 3/31/14 period should also be adjusted for (a) below.

(a)	“Adjusted for Merger Related Expenses” for the 3/31/14 period reflect the exclusion of merger-related expenses of approximately $1.1 million (pre-tax) or $703,000 (post-tax) which would result in net income available to common stockholders of approximately $5.1 million, and stockholder’s equity of approximately $174.5 million . There are no significant merger-related expenses incurred for other historical periods presented.

Net Interest Income

For the three months ended March 31, 2014, total interest income on a taxable equivalent basis increased $325,000 or 2.2 percent, to $15.0 million, compared to the three months ended March 31, 2013. Total interest expense decreased by $7,000, or 0.3 percent, to $2.7 million, for the three months ended March 31, 2014, compared to the same period last year. Net interest income on a taxable equivalent basis was $12.3 million for the three months ended March 31, 2014, increasing $332,000, or 2.8 percent, from $12.0 million for the comparable period in 2013. Compared to 2013, for the three months ended March 31, 2014, average interest earning assets increased $54.7 million while net interest spread was at 3.15 percent and 3.17 percent for the three months ended March 31, 2014 and March 31, 2013, respectively. For the quarter ended March 31, 2014, the Corporation’s net interest margin on a taxable equivalent annualized basis decreased to 3.28 percent as compared to 3.31 percent for the same three month period in 2013.

The 2.2 percent increase in total interest income on a taxable equivalent basis reflected an increase of $54.7 million in interest earning assets. The average volume contributed $543,000 of interest income offset in part by lower rates which reduced interest income by $218,000.

The 0.3 percent decrease in interest expense reflects a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates, offsetting higher volumes of interest bearing deposits. The average cost of funds declined 4 basis points to 0.86 percent from 0.90 percent for the quarter ended March 31, 2014 as compared to the quarter ended March 31, 2013 and on a linked sequential quarter decreased 5 basis points compared to the fourth quarter of 2013.

Commenting on the Corporation’s net interest margin, Mr. Weagley remarked: “We maintained our margins during the period, despite the high liquidity pool carried during the period, which has not been entirely offset by the projected investing activity. We continue to see opportunities to fund loans and position our cash accordingly. We expect an improvement in margin, principally given the continued volume of asset deployment into loans from cash and elimination of temporary factors holding the margin down as we move through the second quarter of 2014.”

Earnings Summary for the Period Ended March 31, 2014

The following table presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

For the quarter ended:	3/31/2014	12/31/13	9/30/13	6/30/13	3/31/13
Net interest income	$11,610	$11,866	$11,722	$11,228	$11,370
Provision for loan losses	625	350	—	—	—
Net interest income after provision for loan losses	10,985	11,516	11,722	11,228	11,370
Other income	2,521	1,756	1,543	1,707	1,845
Other expense	7,496	6,459	6,205	6,076	6,538
Income before income tax expense	6,010	6,813	7,060	6,859	6,677
Income tax expense	1,612	1,829	1,966	1,936	1,753
Net income	$4,398	$4,984	$5,094	$4,923	$4,924
Net income available to common stockholders	$4,370	$4,955	$5,066	$4,895	$4,868
Earnings per common share:
Basic	$0.27	$0.30	$0.31	$0.30	$0.30
Diluted	$0.27	$0.30	$0.31	$0.30	$0.30
Weighted average common shares outstanding:
Basic	16,350,183	16,350,183	16,349,480	16,348,915	16,348,215
Diluted	16,405,540	16,396,931	16,385,155	16,375,774	16,373,588

Other Income

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Service charges on deposit accounts	$393	$409	$356	$318	$289
Loan related fees	181	289	297	114	227
Net gains on sales of loans held for sale	36	39	26	91	138
Annuities and insurance commissions	100	151	92	146	100
Debit card and ATM fees	104	124	127	133	117
Bank-owned life insurance	255	260	265	274	565
Net investment securities gains	1,415	449	343	600	319
Other fees	37	35	37	31	90
Total other income	$2,521	$1,756	$1,543	$1,707	$1,845

Total other income increased $676,000 for the first quarter of 2014 compared with the same period in 2013. During the first quarter of 2014, the Corporation recorded net investment securities gains of $1,415,000 compared to net investment securities gains of $319,000 for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1.1 million for the three months ended March 31, 2014 compared to other income of $1.5 million for the first quarter of 2013 and $1.3 million for the three months ended December 31, 2013. Increases in other income in the first quarter of 2014 when compared to the first quarter of 2013 (excluding securities gains) were primarily from an increase of $104,000 in service charges on deposit accounts, offset by a decline of $102,000 in net gains on sales of loans held for sale, a decrease of $46,000 in loan related fees, a decrease in bank owned life insurance income of $310,000, a $13,000 decline in debit card and ATM fees and a $53,000 decline in other fees.

Other Expense

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Salaries	$2,569	$2,659	$2,532	$2,652	$2,653
Employee benefits	763	734	715	683	837
Occupancy and equipment	1,080	962	839	811	906
Professional and consulting	255	310	352	230	219
Stationery and printing	84	108	62	78	85
FDIC Insurance	300	294	283	208	313
Marketing and advertising	40	47	94	62	101
Computer expense	345	364	362	343	353
Bank regulatory related expenses	93	84	86	82	90
Postage and delivery	61	63	71	70	56
ATM related expenses	66	64	66	65	71
Other real estate owned, net	2	4	7	107	19
Amortization of core deposit intangible	6	7	6	8	10
Merger-related expenses	1,060	—	—	—	—
All other expenses	772	759	730	677	825
Total other expense	$7,496	$6,459	$6,205	$6,076	$6,538

Total other expense for the first quarter of 2014 amounted to $7.5 million, which was approximately $1,037,000 or 16.1 percent higher than other expense for the three months ended December 31, 2013. Excluding the merger-related expenses of $1.1 million, other expense decreased $23,000 or 0.4 percent, primarily resulting from a decrease in salaries and benefit expense, which decreased $61,000. Other decreases contributing to the decrease in non-merger related operating overhead included professional and consulting of $55,000, stationery and printing of $24,000, marketing and advertising of $7,000 and computer expense of $19,000. These decreases were partially offset by increases in occupancy and equipment expense of $118,000, primarily due to the cost of snow removal and related expense, FDIC insurance expense of $6,000, bank regulatory expense of $9,000 and all other expense of $13,000.

The increase in other expense for the three months ended March 31, 2014, when compared to the quarter ended March 31, 2013, was approximately $958,000. Excluding the merger-related expenses of $1.1 million, other expense decreased $102,000 or 1.6 percent. Increases primarily included occupancy and equipment expense of $174,000 primarily due to the cost of snow removal and related expense, professional and consulting expense of $36,000, and postage and delivery expense of $5,000. These increases were partially offset by decreases of $158,000 in salary and benefit expense, FDIC insurance expense of $13,000, marketing and advertising expense of $61,000, computer expense of $8,000, ATM related expense of 5,000, other real estate owned expense of $17,000, ATM related expenses of $5,000, and all other expense of $53,000.

Statement of Condition Highlights at March 31, 2014

Condensed Statements of Condition

The following table presents condensed statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Cash and due from banks	$106,282	$82,692	$33,557	$61,959	$116,755
Investment securities:
Available for sale	287,471	323,070	413,147	419,773	458,004
Held to maturity	214,191	215,286	153,486	136,786	78,212
Loans held for sale, at fair value	—	—	101	585	774

Loans	987,529	960,943	957,492	902,822	879,387
Allowance for loan losses	(10,633)	(10,333)	(10,194)	(10,202)	(10,232)
Restricted investment in bank stocks, at cost	8,986	8,986	8,986	8,986	8,966
Premises and equipment, net	13,833	13,681	13,472	13,456	13,544
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	17	24	29	36	45
Bank-owned life insurance	35,989	35,734	35,474	35,209	34,935
Other real estate owned	220	220	220	220	1,536
Other assets	15,471	25,975	21,842	19,264	11,065
Total assets	$1,676,160	$1,673,082	$1,644,416	$1,605,698	$1,609,795
Deposits	$1,339,885	$1,342,005	$1,314,317	$1,280,894	$1,282,223
Borrowings	151,155	151,155	151,155	151,155	151,155
Other liabilities	11,307	11,338	13,806	12,364	11,664
Stockholders’ equity	173,813	168,584	165,138	161,285	164,753
Total liabilities and stockholders’ equity	$1,676,160	$1,673,082	$1,644,416	$1,605,698	$1,609,795

Highlights as of March 31, 2014 included:

•	Continued balance sheet strength, with total assets amounting to $1.7 billion at March 31, 2014.

•	Total loans were $987.5 million at March 31, 2014, increasing $108.1 million, or 12.3 percent, from March 31, 2013. Total real estate loans increased $57.6 million, or 9.4 percent, from March 31, 2013. Commercial loans increased $50.2 million, or 18.8 percent, year over year.

•	Deposits totaled $1.34 billion at March 31, 2014, increasing $57.7 million, or 4.5 percent, since March 31, 2013. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $47.0 million or 4.0 percent from March 31, 2013. The increases reflect continued core deposit growth.

•	Borrowings totaled $151.2 million at March 31, 2014 and March 31, 2013.

Commenting on the balance sheet, Mr. Weagley indicated: “We strengthened our balance sheet during the first quarter of 2014, with a strong Tier 1 ratio of 9.79 percent, up from 9.31 percent in the first quarter of 2013, and 9.69 percent at December 31, 2013. We also continue to see positive signs for growth coupled with sustained asset quality.”

The following table reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Demand:
Non-interest bearing	$223,332	$227,370	$238,214	$219,669	$213,794
Interest-bearing	260,064	266,613	231,390	195,954	207,427
Savings	180,032	178,889	186,194	221,271	221,274
Money market	520,022	522,578	505,490	493,155	488,124
Time	156,435	146,555	153,029	150,845	151,604
Total deposits	$1,339,885	$1,342,005	$1,314,317	$1,280,894	$1,282,223

Loans

The Corporation’s total loans increased $26.6 million to $987.5 million or at an annualized rate of 11.1% at March 31, 2014, from $960.9 million at December 31, 2013. The allowance for loan losses amounted to $10.6 million and $10.3 million at March 31, 2014 and December 31, 2013, respectively. “We continue to see strong growth in demand and momentum in generating new prospects into our pipelines consistent with prior periods. The success that we have achieved continued to aid in growing the portfolio in 2014, as cited by our committed loan volume. During the first quarter we had a number of loans that delayed closing until late in the quarter and in certain cases into the second quarter of 2014. This, coupled with the prepayment volume, dampened the overall average growth; however, we expect the volume to continue to fuel overall net growth in future periods, “commented Mr. Weagley. At March 31, 2014, the Corporation had $184.5 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation’s “Approved, Accepted but Unfunded” pipeline, which includes approximately $29.8 million in commercial and commercial real estate loans and $3.4 million in residential mortgages expected to fund over the next 90 days.

The loan growth during the period resulted from approximately $81.5 million in new loans and advances during the first quarter. This growth was offset in part by prepayments of $33.9 million coupled with scheduled payments, maturities and payoffs of $20.7 million. Average loans during the first quarter of 2014 totaled $963.1 million as compared to $873.9 million during the first quarter of 2013, representing a 10.1 percent increase.

At the end of the first quarter of 2014, the loan portfolio remained well diversified with commercial and industrial (C&I) loans, including owner-occupied commercial real estate loans, accounting for 32.1 percent of the loan portfolio, commercial real estate loans representing 49.7 percent of the loan portfolio, and residential real estate and consumer and other loans representing 14.2 percent of the loan portfolio. Construction and development loans accounted for only 4.0 percent of the loan portfolio. The loan volume increase within the portfolio compared to March 31, 2013, amounted to $108.8 million in commercial and commercial real estate loans and $4.1 million in construction loans, offset by a decrease of $5.2 million in residential mortgage loans. At March 31, 2014, net loans totaled $976.6 million compared to $869.2 million at March 31, 2013.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Real estate loans:
Residential	$140,012	$140,477	$142,744	$142,772	$145,228
Commercial	490,413	479,083	464,374	443,441	431,771
Construction	39,308	42,722	42,727	38,565	35,166
Total real estate loans	669,733	662,282	649,845	624,778	612,165
Commercial loans	316,974	297,762	306,974	277,734	266,762
Consumer and other loans	438	561	517	147	326
Total loans before deferred fees and costs	987,145	960,605	957,336	902,659	879,253
Deferred costs, net	384	338	156	163	134
Total loans	$987,529	$960,943	$957,492	$902,822	$879,387

Asset Quality

Non-accrual loans increased from $3.1 million at December 31, 2013 to $3.4 million at March 31, 2014. Other real estate owned was $220,000 at March 31, 2014 and at December 31, 2013.

At March 31, 2014, non-performing assets totaled $3.87 million, or 0.23 percent of total assets, as compared with $4.2 million, or 0.26 percent, at March 31, 2013 and $3.36 million, or 0.20 percent, at December 31, 2013. The increase in non-performing assets from December 31, 2013 to March 31, 2014 reflected the addition of a commercial loan in the amount of $676,000 to non-accrual status, and subsequently reduced by a partial charge-off of $333,000. The decrease from March 31, 2013 to March 31, 2014 reflects the Corporation’s ability to satisfactorily work out certain problem loans. As of March 31, 2014, the major components of non-accrual loans were comprised of three relationships which equates to 56.8% of total non-performing assets. The largest component, totaling $723,000 of the total, is secured by a senior lien on a mixed use commercial property, located in Bergen County, New Jersey. The Corporation is adequately secured with sufficient cash flows to service the loan. The loan, while not reinstated into accruing status in the first quarter, is receiving monthly payments and is expected to be restored to accruing status in 2014. An additional $676,000 of the total is a commercial note secured by a mixed use property, located in Ocean County, New Jersey, with a low loan to value with no loss expected. Increased collection efforts have been implemented on these two notes. An additional $537,000 of the total is secured by a senior lien on a residential property located in Morris County, New Jersey. This loan has been restructured, and is being monitored for performance under the terms and conditions of the restructured agreement. The remaining non-accrual loans are primarily residential properties and are in the process of being worked out. Seven loans totaling $2.0 million or 60 percent of the total non-accrual loan balances were making payments at March 31, 2014.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Non-accrual loans (1)	$3,409	$3,137	$2,032	$2,508	$2,565
Loans 90 days or more past due and still accruing	237	—	—	53	55
Total non-performing loans	3,646	3,137	2,032	2,561	2,620
Other real estate owned	220	220	220	220	1,536
Total non-performing assets	$3,866	$3,357	$2,252	$2,781	$4,156

Non-performing assets / total assets	0.23%	0.20%	0.14%	0.17%	0.26%
Non-performing loans / total loans	0.37%	0.33%	0.21%	0.28%	0.30%
Net charge-offs	$325	$211	$8	$30	$5
Net charge-offs / average loans (2)	0.13%	0.09%	N/M	0.01%	N/M
Allowance for loan losses / total loans	1.08%	1.08%	1.06%	1.13%	1.16%
Allowance for loan losses / non-performing loans	291.6%	329.4%	501.7%	398.4%	390.7%

Total assets	$1,676,160	$1,673,082	$1,644,416	$1,605,698	$1,609,795
Total loans	987,529	960,943	957,492	902,822	879,387
Average loans	963,098	950,541	921,523	888,175	873,916
Allowance for loan losses	10,633	10,333	10,194	10,202	10,232

(1)	Seven loans totaling $2.0 million or (60%) of the total non-accrual loan balance were making payments at March 31, 2014.
(2)	Annualized.

N/M – not meaningful

The allowance for loan losses at March 31, 2014 amounted to approximately $10.6 million, or 1.08 percent of total loans, compared to 1.16 percent of total loans at March 31, 2013. The allowance for loan losses as a percentage of total non-performing loans was 291.6 percent at March 31, 2014 compared to 390.7 percent at March 31, 2013.

Capital

At March 31, 2014, total stockholders’ equity amounted to $173.8 million, or 10.37 percent of total assets. Tangible common stockholders’ equity was $145.7 million, or 8.78 percent of tangible assets, compared to 8.58 percent at March 31, 2013. Book value per common share was $9.93 at March 31, 2014, compared to $9.39 at March 31, 2013. Tangible book value per common share was $8.90 at March 31, 2014 compared to $8.36 at March 31, 2013.

At March 31, 2014, the Corporation’s Tier 1 leverage capital ratio was 9.79 percent, the Tier 1 risk-based capital ratio was 12.39 percent and the total risk-based capital ratio was 13.21 percent. Tier 1 capital increased $14.7 million to approximately $162.5 million at March 31, 2014 from $147.8 million at March 31, 2013, reflecting an increase in retained earnings.

At March 31, 2014, the Corporation’s capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank’s capital ratios continued to exceed each of the minimum levels required for classification as a “well capitalized institution” under the Federal Deposit Insurance Corporation Improvement Act.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Corporation’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following table presents a reconciliation of average tangible stockholders’ equity and a reconciliation of the annualized return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Net income	$4,398	$4,984	$5,094	$4,923	$4,924
Average stockholders’ equity	$173,184	$168,273	$162,557	$166,385	$162,853
Less: Average goodwill and other intangible assets	16,825	16,831	16,838	16,845	16,855
Average tangible stockholders’ equity	$156,359	$151,442	$145,719	$149,540	$145,998

Return on average stockholders’ equity (1)	10.16%	11.85%	12.53%	11.84%	12.09%
Add: Average goodwill and other intangible assets (1)	1.09%	1.31%	1.45%	1.33%	1.40%
Return on average tangible stockholders’ equity (1)	11.25%	13.16%	13.98%	13.17%	13.49%

(1) Annualized.

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following table presents a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Common shares outstanding	16,369,012	16,369,012	16,369,012	16,367,744	16,348,915
Stockholders’ equity	$173,813	$168,584	$165,138	$161,285	$164,753
Less: Preferred stock	11,250	11,250	11,250	11,250	11,250
Less: Goodwill and other intangible assets	16,821	16,827	16,834	16,840	16,849
Tangible common stockholders’ equity	$145,742	$140,507	$137,054	$133,195	$136,654

Book value per common share	$9.93	$9.61	$9.40	$9.17	$9.39
Less: Goodwill and other intangible assets	1.03	1.03	1.03	1.03	1.03
Tangible book value per common share	$8.90	$8.58	$8.37	$8.14	$8.36

“Tangible common stockholders’ equity/tangible assets” is a non-GAAP financial measure and is defined as tangible common stockholders’ equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders’ equity and tangible assets both exclude goodwill and other intangible assets.

The following table presents a reconciliation of total assets to tangible assets and a comparison of total stockholders’ equity/total assets to tangible common stockholders’ equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Total assets	$1,676,160	$1,673,082	$1,644,416	$1,605,698	$1,609,795
Less: Goodwill and other intangible assets	16,821	16,827	16,834	16,840	16,849
Tangible assets	$1,659,339	$1,656,255	$1,627,582	$1,588,858	$1,592,946

Total stockholders’ equity / total assets	10.37%	10.08%	10.04%	10.04%	10.23%
Tangible common stockholders’ equity / tangible assets	8.78%	8.48%	8.42%	8.38%	8.58%

Other income is presented in the table below including and excluding net gains. We believe that many investors desire to evaluate other income without regard for such gains.

(in thousands)
For the quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Other income	$2,521	$1,756	$1,543	$1,707	$1,845
Less: Net investment securities gains	1,415	449	343	600	319
Other income, excluding net investment securities gains	$1,106	$1,307	$1,200	$1,107	$1,526

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net investment securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Other expense	$7,496	$6,459	$6,205	$6,076	$6,538
Less: merger-related expenses	1,060	—	—	—	—
Other expense, excluding special items	$6,436	$6,459	$6,205	$6,076	$6,538

Net interest income (tax equivalent basis)	$12,282	$12,561	$12,342	$11,810	$11,950
Other income, excluding net investment securities gains	1,106	1,307	1,200	1,107	1,526
Total	$13,388	$13,868	$13,542	$12,917	$13,476

Efficiency ratio	48.1%	46.6%	45.8%	47.0%	48.5%

The following table sets forth the Corporation’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Investment securities
Available for sale	$320,833	$384,554	$426,870	$457,484	$503,223
Held to maturity	214,680	190,817	150,087	95,163	65,378
Loans	963,098	950,541	921,523	888,175	873,916
Allowance for loan losses	(10,358)	(10,296)	(10,200)	(10,214)	(10,229)
All other assets	188,683	146,119	163,732	183,894	171,703
Total assets	$1,676,936	$1,661,735	$1,652,012	$1,614,502	$1,603,991
Non-interest bearing deposits	$225,407	$263,715	$238,194	$219,965	$212,860
Interest-bearing deposits	1,113,213	1,064,096	1,086,757	1,059,552	1,061,261
Borrowings	151,655	151,155	151,753	151,924	151,488
Other liabilities	13,477	14,496	12,751	16,676	15,529
Stockholders’ equity	173,184	168,273	162,557	166,385	162,853
Total liabilities and stockholders’ equity	$1,676,936	$1,661,735	$1,652,012	$1,614,502	$1,603,991

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank’s Private Banking Division and Alexander, Troy & Company, Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center, through a strategic partnership with Compass Financial Management, LLC and ING, offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 16 banking locations in Bergen, Mercer, Morris and Union Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, Princeton and Summit, New Jersey. The Bank’s primary market area is comprised of central and northern New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding earnings momentum, margin improvement, positive signs for growth coupled with sustained asset quality, loan volume growth, mortgages expected to fund over the next 90 days and restoration of non-accrual loans to accruing status in future periods,) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as “expect,” “look,” “believe,” “plan,” “anticipate,” “may,” “will” or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, the ability to consummate the pending merger and then integrate the businesses of Center and ConnectOne, continued relationships with major customers, including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Registration Statement

In connection with the proposed merger of Center Bancorp, Inc. (“Center”) and ConnectOne Bancorp, Inc. (“ConnectOne”), Center, Center has filed with the Securities and Exchange Commission (“SEC”) a

Registration Statement on Form S-4 that includes a joint proxy statement of Center and ConnectOne and a prospectus of Center, as well as other relevant documents concerning the proposed transaction. Center and ConnectOne will each mail the joint proxy statement and prospectus to its shareholders subsequent to the Registration Statement on Form S-4 being declared effective. SHAREHOLDERS OF CENTER AND CONNECTONE ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT AND PROSPECTUS REGARDING THE PROPOSED MERGER IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement and prospectus (when available) and other filings containing information about Center and ConnectOne at the SEC’s website at www.sec.gov. The joint proxy statement and prospectus (when available) and the other filings may also be obtained free of charge at Center’s website at www.centerbancorp.com under the tab “Investor Relations,” and then under the heading “SEC Filings” or at ConnectOne’s website at www.connectonebank.com under the tab “Investor Relations,” and then under the heading “SEC Filings.”

Center, ConnectOne and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Center’s and ConnectOne’s shareholders in connection with the proposed merger. Information regarding the directors and executive officers of Center and their ownership of Center common stock is set forth in the proxy statement for Center’s 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 15, 2013. Information regarding the directors and executive officers of ConnectOne and their ownership of ConnectOne common stock is set forth in the proxy statement for ConnectOne’s 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 8, 2013. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement and prospectus regarding the proposed merger when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and due from banks	$106,282	$82,692
Investment securities:
Available for sale	287,471	323,070
Held to maturity (fair value of $214,952 at March 31, 2014 and $210,958 at December 31, 2013)	214,191	215,286
Loans held for sale	—	—

Loans	987,529	960,943
Less: Allowance for loan losses	10,633	10,333
Net loans	976,896	950,610
Restricted investment in bank stocks, at cost	8,986	8,986
Premises and equipment, net	13,833	13,681
Accrued interest receivable	6,341	6,802
Bank-owned life insurance	35,989	35,734
Goodwill	16,804	16,804
Other real estate owned	220	220
Due from brokers for investment securities	—	8,759
Other assets	9,147	10,438
Total assets	$1,676,160	$1,673,082

LIABILITIES
Deposits:
Non-interest bearing	$223,332	$227,370
Interest-bearing:
Time deposits $100 and over	110,353	99,444
Interest-bearing transaction, savings and time deposits less than $100	1,006,200	1,015,191
Total deposits	1,339,885	1,342,005
Long-term borrowings	146,000	146,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	11,307	11,338
Total liabilities	1,502,347	1,504,498

STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at March 31, 2014 and December 31, 2013; total liquidation value of $11,250,000	11,250	11,250
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at March 31, 2014 and December 31, 2013; outstanding 16,369,012 shares at March 31, 2014 and December 31, 2013	110,056	110,056
Additional paid in capital	5,002	4,986
Retained earnings	65,053	61,914
Treasury stock, at cost (2,108,400 common shares at March 31, 2014 and December 31, 2013)	(17,078)	(17,078)
Accumulated other comprehensive loss	(470)	(2,544)
Total stockholders’ equity	173,813	168,584
Total liabilities and stockholders’ equity	$1,676,160	$1,673,082

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(in thousands, except for share and per share data)	2014	2013

Interest income
Interest and fees on loans	$10,111	$9,923
Interest and dividends on investment securities:
Taxable	3,016	2,972
Tax-exempt	1,056	1,076
Dividends	154	131
Interest on federal funds sold and other short-term investment	—	2
Total interest income	14,337	14,104
Interest expense
Interest on certificates of deposit $100 or more	207	239
Interest on other deposits	1,109	1,045
Interest on borrowings	1,411	1,450
Total interest expense	2,727	2,734
Net interest income	11,610	11,370
Provision for loan losses	625	—
Net interest income after provision for loan losses	10,985	11,370
Other income
Service charges, commissions and fees	497	406
Annuities and insurance commissions	100	100
Bank-owned life insurance	255	565
Loan related fees	181	227
Net gains on sale of loans held for sale	36	138
Other	37	90
Other-than-temporary impairment losses on investment securities	—	(24)
Net gains on sale of investment securities	1,415	343
Net investment securities gains	1,415	319
Total other income	2,521	1,845
Other expense
Salaries and employee benefits	3,332	3,490
Occupancy and equipment	1,080	906
FDIC insurance	300	313
Professional and consulting	255	219
Stationery and printing	84	85
Marketing and advertising	40	101
Computer expense	345	353
Other real estate owned, net	2	19
Merger-related expenses	1,060	—
Other	998	1,052
Total other expense	7,496	6,538
Income before income tax expense	6,010	6,677
Income tax expense	1,612	1,753
Net Income	4,398	4,924
Preferred stock dividends and accretion	28	56
Net income available to common stockholders	$4,370	$4,868
Earnings per common share
Basic	$0.27	$0.30
Diluted	$0.27	$0.30
Weighted Average Common Shares Outstanding
Basic	16,350,183	16,348,215
Diluted	16,405,540	16,373,588

CENTER BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(Unaudited)

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	3/31/2014	12/31/2013	3/31/2013
Statements of Income Data

Interest income	$14,337	$14,644	$14,104
Interest expense	2,727	2,778	2,734
Net interest income	11,610	11,866	11,370
Provision for loan losses	625	350	—
Net interest income after provision for loan losses	10,985	11,516	11,370
Other income	2,521	1,756	1,845
Other expense	7,496	6,459	6,538
Income before income tax expense	6,010	6,813	6,677
Income tax expense	1,612	1,829	1,753
Net income	$4,398	$4,984	$4,924
Net income available to common stockholders	$4,370	$4,955	$4,868
Earnings per Common Share
Basic	$0.27	$0.30	$0.30
Diluted	$0.27	$0.30	$0.30
Statements of Condition Data (Period-End)
Investment securities:
Available for sale	$287,471	$323,070	$458,004
Held for maturity( fair value $214,952, $210,958 and $81,921)	214,191	215,286	78,212
Loans held for sale	—	—	774
Loans	987,529	960,943	879,387
Total assets	1,676,160	1,673,082	1,609,795
Deposits	1,339,885	1,342,005	1,282,223
Borrowings	151,155	151,155	151,155
Stockholders’ equity	173,813	168,584	164,753
Common Shares Dividend Data
Cash dividends	$1,228	$1,226	$899
Cash dividends per share	$0.075	$0.075	$0.055
Dividend payout ratio	28.10%	24.74%	18.47%
Weighted Average Common Shares Outstanding
Basic	16,350,183	16,350,183	16,348,215
Diluted	16,405,540	16,396,931	16,373,588
Operating Ratios
Return on average assets (annualized)	1.05%	1.20%	1.23%
Return on average equity (annualized)	10.16%	11.85%	12.09%
Return on average tangible equity (annualized)	11.25%	13.16%	13.49%
Average equity / average assets	10.33%	10.13%	10.15%
Book value per common share (period-end)	$9.93	$9.61	$9.39
Tangible book value per common share (period-end)	$8.90	$8.58	$8.36
Non-Financial Information (Period-End)
Common shareholders of record	501	514	536
Full-time equivalent staff	166	166	173